[ROBECO LOGO]


October 2, 2008

Board of Managers
Robeco-Sage Triton Institutional Fund, L.L.C.
909 Third Avenue
32nd Floor
New York, New York 10022

To the Board of Managers:

                  Robeco Direct N.V. ("Robeco") herewith purchases units of limited liability company interests ("Units") of Robeco-Sage Triton Institutional Fund, L.L.C., a Delaware limited liability company (the "Fund"), in exchange for a capital contribution to the Fund of $100,000.

     In connection with such purchase, Robeco represents that such purchase is made for investment purposes by Robeco without any present intention of selling such Units.

                                          Very truly yours,

                                          Robeco Direct N.V.

                                          By:   /s/ A.J.H. Klep
                                                ------------------------
                                          Name: A.J.H. Klep
                                          Title: